Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1/A of Guerrilla RF, Inc. (the “Company”) for the registration of common stock, of our report dated October 25, 2021, with respect to the financial statements of the Company. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

February 10, 2022